Exhibit 99.1

[CellStar LOGO]

FOR IMMEDIATE RELEASE

2005-05

CELLSTAR CORPORATION DELAYS FILING ITS ANNUAL REPORT ON FORM 10-K AND EARNINGS RELEASE

Previously scheduled conference call moved to an earlier time -- 8:00 a.m. central on February 15th

CARROLLTON, TEXAS -- February 14, 2005 -- CellStar Corporation (NASDAQ:CLST) today announced that it is extending by 15 days the filing of its Annual Report on Form 10-K with the Securities and Exchange Commission, while it resolves accounting issues related to certain accounts receivable and revenues in its Asia Pacific Region. As a result, the earnings release scheduled for today will also be delayed. However, the Company will have a brief conference call at 8:00 a.m. Central Standard Time tomorrow morning, February 15, to comment on the issue.

Senior management of the Company received information related to the Asia Pacific Region less than one week prior to the prescribed filing date for the Form 10-K that raised questions as to whether certain accounts receivable and revenues in the Asia Pacific Region were properly recorded. Management has initiated and will participate in a review in the Asia Pacific Region of the information related to the accounts receivable and revenues. The Audit Committee of the Board of Directors has engaged independent counsel to advise the Committee on these matters. The Company believes the accounts receivable and revenue issues are specific to the Company's Asia Pacific Region and will not impact the operating results of the Company's North America and Latin America regions.

Until the results of the review of the accounts receivable and revenues in the Asia Pacific Region are known, the Company will be unable to complete its consolidated financial statements, related information and disclosures and management's report on internal control over financial reporting for inclusion in the Form 10-K. The Company will reschedule its earnings release and conduct a conference call to coincide with the actual filing of the Form 10-K.

The Company expects to report a net loss for the year ended November 30, 2004, that will be significantly greater than the net loss for the year ended November 30, 2003, primarily due to the recent losses from its Asia Pacific Region. Until the review of the accounts receivable and revenue issues in the Asia Pacific Region is completed, the Company cannot be certain of the exact amount of the net loss.

As stated above, the Company believes the accounts receivable and revenue issues are specific to the Company's Asia Pacific Region and will not impact the operating results of the Company's North

America and Latin America regions. The Company expects to report operating income for both the quarter and the fiscal year ended November 30, 2004 for both of these operations. Latin America was the Company's strongest performing region in 2004. The revenues for fiscal 2004 in Latin America are expected to be higher than they have been in the last two years.

The Company also announced today that it has finalized an amendment to its $85.0 million domestic revolving credit facility with Wells Fargo Foothill, Inc. The amendment modifies certain financial covenants in the Asia Pacific Region and domestic operations that will give the Company more financial flexibility while it refocuses its business in Asia Pacific to better respond to the changed economic and market environment in the region. The amendment also gives the Company the ability to increase liquidity to support its growing operations in Latin America.

For those investors who wish to listen to the conference call, the following information is provided:

CONFERENCE CALL -- TUESDAY, February 15, 2005

9:00 a.m. EASTERN 7:00 a.m. MOUNTAIN

8:00 a.m. CENTRAL 6:00 a.m. PACIFIC

To participate in the call, please dial: 877-381-5128 -- Domestic

Please plan on calling the conference center at least 10 minutes before start time to avoid last minute congestion that may cause you to miss some of the prepared remarks. The Company will not conduct a question and answer session. Members of the media are again invited to listen to the live conference.

Investors will have the opportunity to listen to the conference call via the link on CellStar's Investor Relations web site, and over the Internet through PR Newswire at http://phx.corporate-ir.net/playerlink.zhtml?c=84941&s=rm&e=1009836. This call will also be directly available from the Bloomberg Professional Service, www.bloomberg.com and over the First Call Network. To listen to the live call, please go to the web site at least 15 minutes early to register, download and install any necessary audio software.

For those who cannot listen to the live broadcast, a replay will be available for 30 days after the conclusion of the call through the CellStar Investor Relations web site or through PR Newswire. Replay will also be available one hour after the conclusion of the call until 6:00 p.m. on Tuesday, February 22nd by dialing 800-642-1687 (Domestic) and entering the reservation number 3822921.

About CellStar Corporation

CellStar Corporation is a leading global provider of value added logistics and distribution services to the wireless communications industry, with operations in the Asia-Pacific, North American and Latin American Regions. CellStar facilitates the effective and efficient distribution of handsets, related accessories and other wireless products from leading manufacturers to network operators, agents, resellers, dealers and retailers. CellStar also provides activation services in some of its markets that generate new subscribers for its wireless carriers. For the year ended November 30, 2003, the Company reported revenues of $1.8 billion. Additional information about CellStar may be found on its website at www.cellstar.com.

This news release contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. A variety of risk factors, including the Company's ability to implement its business strategies, to maintain its channels of distribution, continue to secure an adequate supply of competitive products on a timely basis and on commercially reasonable terms, improve its operating margins, secure adequate financial resources, maintain an adequate system of internal control, comply with debt covenants, and continually turn its inventories and accounts receivable, as well as changes in foreign laws, regulations and tariffs, new technologies, system implementation difficulties, competition, handset shortages or overages, terrorist acts, a decline in consumer confidence and continued economic weakness in the U.S. and other countries in which the Company does business and other risk factors, are discussed in the Company's Annual Report on Form 10-K and most recent Quarterly Report on Form 10-Q. Any one, or a combination of these risk factors could cause CellStar's actual results to vary materially from anticipated results or other expectations expressed in the Company's forward-looking statements.

Contact: Sherrian Gunn -- 972-466-5031

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